                                                                EXHIBIT 2(a)

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                                                                EXHIBIT 2(a)

                         AGREEMENT AND PLAN OF MERGER

                                     dated

                               December 28, 1994

                                     among

                            KIRK PAPER CORPORATION,
                           KIRK PAPER, ARIZONA INC.,
                         W. AND H. CLOSE LIVING TRUST,

                          INTERNATIONAL PAPER COMPANY

                                      and

                            IPK  ACQUISITION CORP.

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                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT (hereinafter "this Agreement") dated December 28, 1994, among KIRK PAPER CORPORATION ("Kirk Paper"), a California corporation, and KIRK PAPER, ARIZONA INC. ("Kirk Arizona"), a California corporation (jointly the "Company"), the W. and H. Close Living Trust, dated September 15, 1975 (the "Trust"), the sole shareholder of Kirk Paper and of Kirk Arizona, INTERNATIONAL PAPER COMPANY, a New York corporation ("Buyer"), and IPK ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary"), evidences that, for and in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

    WHEREAS, Kirk Arizona desires to merge into Merger Subsidiary and Merger Subsidiary desires thereafter to merge with and into Kirk Paper, Buyer desires that Merger Subsidiary merge into Kirk Paper and Kirk Paper desires to have Merger Subsidiary merge into Kirk Paper, upon the terms and conditions set forth herein and in accordance with the laws of the state of California, in a transaction or transactions that would qualify as a "reorganization" as that term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and upon the terms and conditions in this Agreement.

    NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.01. THE MERGER. (a) At the Effective Time (as defined in Section 1.01(b), Kirk Arizona shall be merged with and into the Merger Subsidiary and Merger Subsidiary shall be merged with and into Kirk Paper (the "Merger") in accordance with the California General Corporation Law ("the California Law"), whereupon the separate existence of Kirk Arizona and Merger Subsidiary shall cease, and Kirk Paper shall be the surviving corporation (sometimes herein referred to as the "Surviving Corporation" or "the Company").

    (b) The Closing (the "Closing") of the transactions contemplated hereby shall take place on the earlier to occur of (i) December 29, 1994; or (ii) as soon as practicable after satisfaction of or, to the extent permitted hereunder, waiver of all conditions to the Merger, at the offices of Tuttle & Taylor, 355 South Grand Avenue, Los Angeles, CA 90071-3101, or at such other place as the parties shall mutually agree upon, but, in no event, later than December 31, 1994.

    On or prior to the date of Closing, the parties will file an agreement of merger and related documents with the Secretary of State of the State of California and make all other filings or recordings required by the California Law in connection with the Merger, and the Merger shall be consummated and shall become effective at such time as the agreement of

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merger is duly filed with the Secretary of State of the State of California or at such later time as is specified in the agreement of merger (the "Effective Time").


    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the California Law.

    SECTION 1.02. CONVERSION OF SHARES. (a) At the Effective Time:

        (i) each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges, as set forth in Kirk Paper's articles of incorporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

        (ii) each share (a "Share" and, collectively, the "Shares") of common stock, par value $100 per share of Kirk Paper (the "Common Stock") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that number of shares of fully voting common stock, $1.00 par value per share, of Buyer (the
    "Buyer Stock") determined by dividing (A) the "Shareholder Equity" (as defined in Section 1.02 (b) hereof), plus the sum of $21.8 million by (B) the Transaction Share Price (as defined in Section
    1.02 (b) hereof) and then dividing the result by the total number of Shares of Common Stock of Kirk Paper outstanding at the Effective Time. The total number of Shares of Buyer Stock issued hereunder is called herein the "Merger Consideration."

        (iii) each Share of Kirk Arizona shall be cancelled at the Effective Time.

    (b) For the purposes of this Agreement, the following definitions shall apply:

        "Shareholder Equity" shall mean the aggregate value of the assets on the "Closing Balance Sheet" (as defined in Section 3.09 hereof), less the aggregate amount of the liabilities on the Closing Balance Sheet (including, but not limited to, trade accounts payable, bank debt, accrued liabilities) and a liability for a supplemental incentive program for certain of Company's executives not reflected on the December 31, 1993 financial statements of the Company, determined in accordance with generally accepted accounting principles ("GAAP"); provided, however, that the liability for the supplemental incentive program shall not exceed the liability which would be appropriate for a Subchapter C corporation with the Buyer's tax rate. In the event that William M. Close, before the date that the Closing Balance Sheet is prepared in the manner set forth in Section 3.09, terminates his participation in the Supplemental Incentive Program referred to in the preceding sentence, the liability associated with his participation shall not be reflected on the


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    Closing Balance Sheet.  One component of Shareholder Equity is
    Inventory, which shall be valued at FIFO cost, with adjustments as provided in Section 3.24, for purposes of calculating the Merger Consideration.

        "Transaction Share Price" shall mean the average per share closing price of Buyer Stock on the New York Stock Exchange
    ("NYSE") as reported on the Composite tape for NYSE listed securities for the twenty (20) consecutive trading days ending five
    (5) trading days prior to the Closing.

        "Trust" shall mean the W. and H. Close Living Trust dated
    September 15, 1975, said Trust being the sole shareholder of the Company.

        "Trustee" shall mean William M. Close.

    (c) No fractional shares of Buyer Stock shall be issued in the Merger. All fractional shares of Buyer Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive a full share of Buyer Stock.

    (d) The portion of the Merger Consideration to be exchanged at the Effective Time shall be determined as set forth in Section 1.05, notwithstanding the provisions of this Section 1.02, and
    Section 1.03.

    SECTION 1.03. EXCHANGE OF SHARES. (a) At the Closing of the transactions contemplated hereby, the Trust shall deliver its Shares in exchange for the Buyer Stock to which it is entitled hereunder.

    (b) If any certificate representing Buyer Stock is to be issued in the name of a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of issuance to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (c) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

    (d) No dividends, interest or other distributions with respect to Buyer Stock shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing shares of Buyer Stock into which such Shares were converted are registered, all dividends, interest

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and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective
Time.

    (e) At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and the holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right of holder to receive Buyer Stock.

    (f) All shares of Buyer Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged Shares.

    (g) At the Effective Time, the Buyer shall cause to be issued certificates of Buyer Stock, in the amount of Shares to be designated, in advance, by the Trustee, in the name of the Trust. One (1) certificate shall be for the number of Shares of Buyer Stock to be held in Escrow pursuant to Article XI.

    SECTION 1.04. ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Buyer Stock shall occur, including by reason of any merger, reorganization, consolidation, sale or exchange of assets, subdivision, reclassification, readjustment, exchange or issuance of shares, recapitalization, stock split or combination, or any stock dividend, extraordinary or liquidating dividend thereon or subscription rights (any of the foregoing is hereinafter referred to as a "Change"), then the consideration constituting Merger Consideration shall be appropriately and equitably adjusted and/or changed into such number of shares of Buyer Stock, such number and kind of securities and/or other kind of property such that each holder of Shares shall be entitled to receive upon an exchange of Shares as provided in Section 1.03, such number and kind of Buyer Stock, securities and/or other property which such holder would have been entitled to receive if immediately prior to such Change he had exchanged such Shares for the Merger Consideration as then constituted.

    SECTION 1.05. PRELIMINARY MERGER CONSIDERATION PAYMENT.
Notwithstanding Sections 1.02 and 1.03, inasmuch as it will be impossible to determine the Merger Consideration as of the Effective Time, at the Effective Time Buyer shall exchange a number of shares of Buyer Stock (the "Preliminary Merger Consideration") determined in the following manner:

    By dividing $59,000,000 by the Transaction Share Price, reduced by a number of Shares arrived at by dividing the amount of the "Escrow," established pursuant to Article XI hereof, by the Transaction Share Price.

    As soon as the Shareholder Equity from the Closing Balance Sheet is determined, as set forth in Sections 1.02 and 3.09, the Merger Consideration shall be determined in the manner set forth in Section 1.02, and the number of shares of Buyer Stock shall be determined in the manner set forth in Sections 1.02 and 1.03. To the extent that the Merger

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Consideration exceeds the preliminary Merger Consideration, Buyer shall immediately thereupon deliver to the Trust, additional shares of Buyer Stock equal to the difference between the Preliminary Merger Consideration and the Merger Consideration. To the extent that the Preliminary Merger Consideration exceeds the Merger Consideration, the Trust shall deliver to Buyer a number of shares of Buyer Stock equal to the difference between the Merger Consideration and the preliminary Merger Consideration. (These payments, however, will not affect, and will be exclusive of, the "Escrow" described in Article XI.) The Transaction Share Price shall be used in each instance in determining the number of shares of Buyer Stock to be delivered by the Trust to Buyer or by Buyer to the Trust, as the case may be, from the preceding sentences.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

    SECTION 2.01. ARTICLES OF INCORPORATION. The articles of incorporation of Kirk Paper, in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 2.02. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 2.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

    The Company represents and warrants to Buyer that:


    SECTION 3.01. ORGANIZATION AND EXISTENCE. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of California. The Company has full corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own and lease the properties and assets it now owns and leases and to carry on its businesses as and where such properties and assets are now owned or leased and such businesses are now conducted. The Company has heretofore made available to Buyer true, correct and complete copies of the articles of

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incorporation and bylaws or equivalent governing instruments, each as amended to the date hereof, of the Company. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified.

    SECTION 3.02. CAPITALIZATION. (a) The authorized stock of Kirk Paper consists of 2,500 shares of capital stock, par value $100 per share.
The authorized stock of Kirk Arizona consists of 1,000 shares of capital stock.

    (b) As of December 31, 1993, there were outstanding 463 shares of capital stock of Kirk Paper and 1,000 shares of Kirk Arizona capital stock.

    (c) All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, except as provided by the California Law. Except for the Shares, there are outstanding no shares of capital stock or other voting securities of the Company, there are no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and there are no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for Common Stock.

    (d) No capital stock of the Company is held in its treasury.

    SECTION 3.03. AUTHORITY AND APPROVALS. (a) The Company has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the Merger. Except for any required approval by the Company's shareholders in connection with the consummation of the Merger, all corporate acts and proceedings required to be taken by or on the part of the Company to authorize it to execute, deliver and perform this Agreement and to consummate the Merger have been duly and validly taken, and upon receipt of such shareholder approval, this Agreement will constitute the valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general application, relating to or affecting creditors rights and to general equity principles.

    (b) The execution, delivery and performance by the Company of this Agreement and the Consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority by the Company other than (i) the filing of an agreement of merger and related documents in accordance with the California Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance, if required, with any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"); and (iv) compliance with the applicable state securities or "Blue Sky" laws or other applicable state antitakeover laws.

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    (c) Except as heretofore disclosed in Schedule 3.03, no consent, approval, waiver or other action by any person (other than the governmental authorities referred to in Section 3.03(b) hereof and the parties pursuant to Article 8 hereof) under any contract, agreement, indenture lease, instrument or other document listed in Schedule 3.20 to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger; except such as shall have been obtained at or prior to such time as shall permit the consummation of the Merger.

    SECTION 3.04. CERTAIN INTERESTS. (a) Except as heretofore disclosed in Schedule 3.04, the Company owns no note, bond, debenture or other indebtedness, nor is otherwise a creditor, of any director or officer of the Company or any Immediate Relative (as hereinafter defined) of any such officer or director, except for employee advances in the ordinary course of business, and no such officer or director, Immediate Relative of any such officer or director or affiliate of the Company or any such officer or director owns any note, bond, debenture or other indebtedness, or is otherwise a creditor, of the Company, except for obligations of the Company to pay compensation or reimburse expenses. Except as disclosed in Schedule 3.04, the Company does not own any voting security or other equity interest in any person, in other than the temporary investment of excess cash.

    (b) Except as set forth on Schedule 3.04, no officer or director of the Company nor any Immediate Relative of any such officer or director, nor any person of which any such officer, director, or Immediate Relative is an officer, trustee, director, employee, agent, owner, beneficiary or stockholder (other than any such affiliation with an entity whose securities are listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System, if such officer, director or Immediate Relative is the beneficial owner of less than five percent (5%) of the outstanding shares or other units of each class of securities issued by such person), is a party to or has any interest with respect to any material contract which relates to or affects the business of the Company or has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. For purposes of this Agreement, "Immediate Relative" means any parent or grandparent (whether by blood or adoption), spouse or lineal descendant of a person.

    SECTION 3.05. NO CONFLICT. Except as disclosed in Schedule 3.03 or 3.29, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger does not (i) violate or conflict with the articles of incorporation or bylaws or equivalent governing instruments of the Company, (ii) assuring satisfaction of the matters referred to in Section 3.03(b), violate or conflict with any law or governmental regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree currently applicable to the Company, (iii) require any filing by the Company with, or approval, consent, authorization or other action with respect to the Company by, any governmental agency other than those specified in Section 3.03(b), (iv) except as disclosed in Schedule 3.03, violate or conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, any right or

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obligation of the Company, or (v) result in the creation of any Lien upon any asset of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 3.06. LITIGATION. Except as disclosed in Schedule 3.06, there is no suit, action or legal, administrative, arbitration, or, to Company's knowledge, other proceeding, or investigation by any governmental agency against the Company, including (but not limited to) matters involving safety or health standards, or products liability or product safety, nor, to the best of Company's knowledge, is there any pending or threatened change in the zoning or building ordinances affecting the properties or leasehold interests of the Company.

    SECTION 3.07. NO DEFAULT. There is no material default under, and no event has occurred which, to the knowledge of the Company, with notice or lapse of time or both, would give rise to a default under, any material instrument binding upon, or other material agreement or material obligation of the Company. To Company's knowledge, all material agreements to which Company is a party are in full force and effect and such agreements are without material default by Company.

    SECTION 3.08. COMPLIANCE. The Company is not in violation of, nor has it received any notice that during the three years preceding the date of this Agreement the Company has violated, any applicable provisions of any law, regulation, order, judgment or decree of any federal or state court or governmental authority.

    SECTION 3.09. FINANCIAL INFORMATION. Schedule 3.09 contains audited financial statements of the Company for the years ended December 31,

1991, 1992 and 1993. The Company shall cause its financial statements, consisting of a balance sheet, statement of income (and loss) and changes in financial position as, at and for the ten (10) month period ending October 31, 1994, to be audited according to GAAP, and a copy thereof delivered to Buyer and the Trust, and made a part of Schedule
3.09. An unaudited financial statement, including a balance sheet and a statement of income and loss, will be prepared by the Company, Buyer and the Trust, and shall be dated as of December 29, 1994, the proposed Effective Time. This unaudited balance sheet will be prepared according to GAAP, and will be referred to as the "Closing Balance Sheet."

    The closing financial statements for the period ending December 29, 1994, and the Closing Balance Sheet will be prepared in accordance with GAAP, and will represent fairly the financial condition of the Company as of the date thereof, and the results of its position for the period then ended, and will reflect all sales of the Company through and including December 29, 1994, whether or not invoiced.

    Buyer and the Trust shall participate fully in the preparation and audit of the October 31, 1994 financial statements and the October 31, 1994 balance sheet, including, but not limited to, participating in the taking and valuing of Company's inventory and fixed assets, shall have access to the audit working papers, and reviewing the establishment of an

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appropriate reserve for doubtful accounts receivable, slow-moving, obsolete and damaged inventory, and other reserves.

    Buyer and the Trust shall participate fully in the preparation of the Closing Balance Sheet and other December 29, 1994 financial statements, including, but not limited to, participating in the taking and valuing of the Company's inventory and fixed assets, shall have access to the audit working papers, and reviewing the establishment of an appropriate reserve for doubtful accounts receivable, slow-moving, obsolete and damaged inventory, and other reserves.

    The Company has also furnished Buyer with copies of its complete 1990,1991, 1992 and 1993 state and federal income tax returns.

    The references in this Section 3.09 and in this Agreement to the financial statements and Closing Balance Sheet of the Company include those of Kirk Paper and Kirk Arizona. The reserves on the Closing Balance Sheet will be based, in part, upon actual results from operations of the Company up to the date of the preparation of the Closing Balance Sheet.

    If Buyer, the Company and the Trust are unable to resolve any disagreement regarding the audit of the October 31, 1994 financial statements or the preparation of the Closing Balance Sheet or other December 29, 1994 financial statements (including, without limitation, disagreements over the valuation of inventory and fixed assets and over the establishment or amount of appropriate reserves), such disagreement(s) shall promptly be referred for resolution to Coopers &

Lybrand (or to Price Waterhouse if Coopers & Lybrand is unwilling to resolve such disagreement). Such accounting firm's resolution of the disagreement(s) shall be made in accordance with GAAP and shall be binding, final and conclusive upon all of the parties to this Agreement. Buyer and the Trust shall share equally the fees and expenses of such accounting firm. Buyer represents that it has not engaged Coopers & Lybrand or Price Waterhouse to render any accounting services to it, and that it will not do so prior to the preparation of the Closing Balance Sheet unless another accounting firm is selected by the parties to resolve disagreements in accordance with the foregoing provisions.

    SECTION 3.10. CONDUCT OF THE COMPANY SINCE DATE OF THE LAST AUDITED FINANCIAL STATEMENTS. Except as disclosed in Schedule 3.10, the Company has not since December 31, 1993:

    (a) Mortgaged, pledged or subjected to Lien any of its properties or assets beyond that disclosed in Schedules hereto, except in the normal and ordinary course of business;

    (b) Sold or transferred any of its assets, tangible or intangible, except in each case in the ordinary and usual course of business, and except by transfers and dividends of assets not included in the computations of Shareholder Equity;

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    (c) Incurred any extraordinary losses or incurred or become liable for any obligations or liabilities except current liabilities incurred in the ordinary and usual course of business, or made any extraordinary expenditures other than for additions and betterments to existing plant, equipment, and facilities;

    (d) Incurred any material adverse change in the condition (financial or otherwise), of the business, taken as a whole;

    (e) Incurred any damages to (other than ordinary wear and tear), or destruction or loss of, any of its properties or other items carried in its accounts, or incurred cancellation of any of its customer contracts for purchase of product of more than Fifty Thousand Dollars ($50,000.00) (whether or not covered by insurance), nor incurred cancellation of any of its contracts by any governmental authority or otherwise;

    (f) Experienced any labor interruption or labor dispute;

    (g) Given to any person or organization for any purpose any power of attorney which is currently in effect;

    (h) Conducted its business in other than the ordinary and usual course, consistent with past practices;

    (i) Made any change in, or applied to the Internal Revenue Service for approval of any change in, any method of accounting or accounting practice or policy used by it;


    (j) Written down or written up the value of any Inventory, or written off as uncollectible any Account Receivable, except for write-downs, write-ups and write-offs in the ordinary course of business, consistent with past practice; nor

    (k) Made any amendment of the articles of incorporation or bylaws or equivalent governing instruments of the Company except such as may be necessary to comply with the terms of this Agreement;

    (l) Incurred any change in the outstanding shares of the capital stock or other ownership interests in or the capitalization of the Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustments of shares, stock dividend or otherwise; or

    (m) Participated in any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other ownership interests in or other securities of the Company.

    SECTION 3.11. REAL PROPERTY. Schedule 3.11 sets forth a complete list and summary description, including location, of all land, and of all easements and rights-of-way which are

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known to Company to have an effect on the use or operation of the property, buildings and real property owned, leased or occupied by the Company. With respect to each such property owned by the Company,
Schedule 3.11 lists each Lien, the holder thereof and the amount and repayment terms of any debt or obligation which created such Lien, if any, except for Liens for current taxes not yet due and payable. Except as disclosed in Schedule 3.11, the Company has received no notices or claims made by governmental authorities of any violations relating to any building occupied or owned by the Company, or the operations of the Company, of any law, ordinance, code or regulation. All buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof and structural systems of facilities shown in
Schedule 3.11 are in good operating condition and repair. The Company is not in default of any of the provisions of the leases which are set forth in Schedule 3.11, nor has it received notice of default.

    SECTION 3.12. INTANGIBLE PROPERTY. Schedule 3.12, containing the Intangible Property, lists all trademarks, service marks, trade names, copyrights and patents and computer system(s) which are owned or used by the Company and each registration, application, license, grant or other right or agreement to which the Company is a party with respect to the use of any trademark, trade name, service mark, copyright or patent pertaining to the Company. The Company is the sole owner of all trademarks, service marks, trade names, copyrights, patents shown on
Schedule 3.12, except as noted therein (the "Intangible Property");
(ii) does not use any Intangible Property by consent of any other person, except as shown on said Schedule 3.12; (iii) is not required to, and does not, make any payments to others with respect thereto, except as shown on said Schedule 3.12; (iv) owns or possesses adequate licenses or other rights to use all Intangible Property used in the conduct of its business as now operated; (v) in using or possessing any Intangible Property, does not infringe on the rights of any other person; and (vi) has not been notified, advised of or threatened with any claim of any other person relating to any Intangible Property or any process or confidential information of the Company.

    SECTION 3.13. TANGIBLE PERSONAL PROPERTY. Schedule 3.13 describes the material items of tangible personal property (except Inventory held for sale) and its location, owned, rented, leased or used by the Company. With respect to each item of Tangible Personal Property owned by the Company, Schedule 3.13 to this Agreement lists each Lien, the holder thereof and the amount and repayment terms of any debt or obligation which such Lien secures. With respect to each item of Tangible Personal Property leased or rented by the Company, Schedule
3.13 lists the type and quantity of such property, the lessor, the date and term of the lease or rental agreement. Each lease or other instrument referred to on Schedule 3.13 is in full force and effect and constitutes a valid and binding obligation of the Company. Each item of Tangible Personal Property owned or leased by the Company is presently in operating condition and repair.

    SECTION 3.14. INSURANCE. Schedule 3.14 is a list, complete and correct in all respects, of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. Except as set forth on Schedule 3.14, there are no claims pending under any such policies or disputes with underwriters, and all premiums due and payable have been paid. There are no pending or threatened terminations with respect to any such policies and Company is in compliance in all respects with all conditions contained therein and all such policies are in full force and effect.

    SECTION 3.15. EMPLOYEE BENEFIT PLANS. Schedule 3.15, which lists all of the Company's employee pension plans and employee welfare plans, is a true, correct and complete schedule and brief description of:

    (a) All "employee pension benefit plans", as such term is defined in
    Section 3(2) of the Employee Retirement Income Security Act of
    1974, as amended ("ERISA") ("Pension Plans") maintained by Company, including any such plans as have been terminated or with respect to which an application regarding termination is pending. With respect to such plans:

        (i) Current copies of all such plan documents, summary plan descriptions thereof and related trust agreements will be furnished to Buyer by January 5, 1995;

        (ii) Such plans are qualified under Section 401(a) of the Code, and such trusts are exempt from tax under Section 501(a) of the

        Code. Nothing has occurred which would adversely affect the qualified status of the Pension Plans, except to the extent the same are required to be amended to comply with the provisions of the Tax Reform Act of 1986 and subsequent amendments to the Code or other tax legislation. A copy of the most recent Internal Revenue Service ("IRS") determination letter issued for each such plan and trust with respect to the Code has been furnished to Buyer;

        (iii) All government reporting requirements with respect to the Pension Plans have been satisfied and are current;

        (iv) Copies of the two most recent Forms 5500 (which state the Pension Plans' assets and liabilities) as filed with the IRS, together with all attachments thereto for each Plan, will be furnished to Buyer by January 5, 1995;

        (v) The Company does not maintain any pension plan which is subject to the provisions of Section 412 of the Code and/or Title IV of ERISA. No representations, oral or written, with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under any Pension Plan have been made to employees of Company which are not in accordance with the terms and conditions of such Plan;

        (vi) Neither any of the plans or trusts, nor any trustee or administrator thereof, has engaged in a transaction which might subject any of the plans, trusts, or any trustee or administrator thereof, or any party dealing with the plans or trusts, to a tax penalty on prohibited transactions imposed by

        Section 4975 of the Code or to a civil penalty imposed by
        Section 502 of ERISA;

        (vii) The Company has notified Buyer of any of its plans which has been completely or partially terminated since September 2, 1974 and has provided any documentation relating to any such termination in Schedule 3.15;

        (viii) The Company has contributed to a "Multiemployer Plan" as defined in Section 3(37) of ERISA, but has not withdrawn from any such plan in a complete withdrawal within the meaning of
        Section 4203 of ERISA or a partial withdrawal within the meaning of Section 4205 of ERISA; and no withdrawal liability will be incurred upon the consummation of the transaction contemplated by this Agreement.

    (b) All "employee welfare benefit plans" as such term is defined in
    Section 3(1) of ERISA ("Plans"), whether insured or otherwise. All such Plans are in compliance with the provisions of ERISA, and current copies of such Plans have been furnished to Buyer, together with the copies of the two most recent Forms 5500 for each Plan.


    (c) All vacation, termination, stock option, stock appreciation rights and other employee benefit plans or policies (the "Non-ERISA Plans") maintained by the Company, including, without limitation, deferred compensation arrangements or other similar programs, whether or not formally designated as a plan, except as covered by policies of insurance.

    The Company further represents as to Employee Benefits:

    (A) There are no pending, nor, to the Company's knowledge, are there any anticipated or threatened claims against or otherwise involving any of the Company's Plans or Pension Plans, or any fiduciary thereof, by or on behalf of the Plans or Pension Plans by any employee or beneficiary covered under the Plans or Pension Plans, or otherwise involving the Plans or Pension Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or Pension Plan or any fiduciary thereof.

    (B) WELFARE PLANS. Except to the extent such liabilities are covered by insurance policies or similar plans in existence as of the Closing, the Closing Balance Sheet shall reflect the Company's liabilities that are ascertainable as of the date thereof with respect to any medical, dental, hospitalization benefits, life insurance, disability, workers compensation, unemployment compensation, severance benefits and other claims (collectively "Welfare Claims") incurred on or for former or present employees of the Company, whether or not hereafter employed by the Buyer, arising from events (injury or occurrence) prior to the Effective Time. The Company shall maintain its current medical, dental or hospitalization, survivor benefits, life insurance, disability and workers' compensation plans through the Closing.

    (C) COLLECTIVE BARGAINING AGREEMENTS. The Company represents that, except as otherwise disclosed to Buyer in Schedule 3.15(C), it is not a party to any collective bargaining agreement and that its employees are not covered by any such agreement. Since January 1, 1993, there has not been, and there is not presently pending or existing, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, and the Company has no knowledge of an application or complaint filed by an employee or union with the National Labor Relations Board or comparable government body, organizational activity or other labor dispute against or affecting the Company, and has no knowledge of an application for certification of collective bargaining agent is pending or threatened. There is no lockout of any employees by the Company, nor is any such action contemplated. The Company has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of Social Security and similar taxes, occupational safety and health and plant closing laws. The Company is not aware of, and has no reason to believe that any underfunding liability regarding the collective bargaining agreements currently exists, nor that any withdrawal liability will be incurred upon the Merger, or as a result of the Merger.

    (D) VACATION AND VACATION PAY. The Company shall accrue for vacations, bonuses and all other income earned by the Company's employees, but not taken or paid as of the Closing.

    (E) FORMER, SEVERED OR RETIRING COMPANY'S EMPLOYEES. Except as set forth in Schedule 3.15(E), the Company does not and has not provided benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Company, beyond retirement or other termination of service, other than life insurance benefits, retirement benefits, and COBRA mandated health continuation benefits under the Plans or Pension Plans.

    (F) The Company does not maintain for Company employees any pension plan or similar retirement plan outside of the United States.

    (G) EMPLOYEES. Schedule 3.15(G) contains a current list setting forth the following information for each employee of the Company who earned in excess of $50,000 for the nine (9) months ended September 30, 1994; the compensation (base and incentive), and any change in the method of compensation since December 31, 1993, including changes in commissioned sales rates, vacation accrued and service credited for purposes of vesting and an eligibility to participate under the Company's profit sharing and other benefit plans. There is no "employee benefit plan," as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by the Company and covers any employee or former employee of the Company and under which the Company has any liability which has not, as of the date hereof, been disclosed to Buyer.

    (H) The Company has or will have contributed to, prior to the Closing, or accrued for on the Closing Balance Sheet, all amounts required to be contributed prior to the Closing, to Plans and Pension Plans, and Multiemployer Pension and Welfare Plans.

    (I) The Company will have accrued on the Closing Balance Sheet for all unpaid commissions, bonuses, perquisites and other obligations not specifically set forth in the preceding sections of Article III.

    SECTION 3.16. ENVIRONMENTAL. (a) The Company has complied with, is currently in compliance with, has not been charged with, has not received any notice of, and, to its knowledge, is not under investigation for, its failure to comply with, any statute, law, ordinance, rule, regulation, order or directive of any governmental agency with respect to the use, generation, dumping, releasing, burying, disposing, or emitting of any particles, materials, substances or emissions that are determined by any governmental agency to be "Hazardous Materials" (as herein defined), pertaining to its business, its assets, its real (owned or leased) or personal property, or the operation or conduct thereof; the Company has no knowledge that any other person ever has disposed of any Hazardous Materials at any of the real property owned or leased by it regardless of whether such material or substances constituted Hazardous Materials at such time of disposal.

    (b) For purposes of this Agreement, the term "Hazardous Materials" shall mean those materials or substances defined as "hazardous substances", "hazardous materials", "hazardous waste", "toxic substances" or other similar designations under the Comprehensive
Environmental Response, Compensation and Liability Act of 1980
(42 U.S.C. Section 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 1801, et seq.) or other applicable state statutes or regulations.

    (c) To Company's knowledge, each hazardous waste transporter (other than transportation of product for resale) and disposal facility that has transported and disposed of any Hazardous Materials on behalf of the Company is listed on Schedule 3.16, was properly licensed at such time of transportation or disposal and properly transported or disposed of such Hazardous Materials at a licensed facility. All manifests required by any and all of the statutes, laws, ordinances, rules, regulations, orders and directives of any Governmental Agency to be completed and retained by the Company in connection with each such instance of transportation were so completed and retained, and copies thereof are provided in Schedule 3.16.

    (d) None of the real property owned or leased by the Company is or has ever been listed on any federal or state registry, list or report of active or inactive hazardous waste disposal sites.

    Section 3.17. TAXES. The Company has duly filed, and caused to be filed, all income, ad valorem, property, sales and use, and all other tax returns and tax reports required by law to be filed by it when due and has duly paid all taxes reflected as payable on such returns and reports. Except as disclosed in Schedule 3.17, no proceeding or other action is pending nor, to Company's knowledge, threatened for the assessment or collection of additional taxes. Also, except as disclosed in Schedule 3.17, no deficiency for any tax has been asserted or assessed against the Company. Except as disclosed in Schedule 3.17, the Company is not, to its knowledge, currently subject to any outstanding federal, state or local tax audit or investigation, and the Company has no notice of any such assessment, audit or investigation of the Company. All taxes and other assessments and levies which the Company is required by law to withhold or collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by the Company for such payment, and all such withholdings and collections and all other payments due in connection therewith as of December 31, 1993, are duly reflected in the financial statements of the Company as of December 31, 1993, to the extent required to be reflected therein, pursuant to GAAP. The Company has not received any notice of any tax deficiency outstanding, proposed or assessed against it, nor has the Company executed any waiver of any statute of limitations on the assessment or collection of any tax. All tax liabilities of the Company for any period after December 31, 1993 have been provided for on the books of the Company consistent with past practices. The Company shall accurately accrue for 1994 payroll taxes through the Closing.

    Except as disclosed on Schedule 3.17:

        (i) the Company has no interest in real property in the State of New York;

        (ii) none of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with
    Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981;

        (iii) none of the property owned by or used by the Company constitutes "tax-exempt use property" within the meaning of
    Section 168(h) of the Code;

        (iv) the Company is not currently under any contractual obligation to indemnify any other person with respect to any and all taxes;

        (v) the Company will not be required (a) as a result of a change in method of accounting for any period prior to the Closing, to include any adjustment under Section 481(c) of the Code in taxable income for any period after the Closing; or (b) as a result of any closing agreement as defined in Section 7121 of the Code to include any item of income or exclude any item of deduction from any taxable period after the Closing;

        (vi) the Company has not entered into a transaction that requires an effective protective carryover basis election pursuant to Section 338 of the Code with respect to all transactions where an affirmative action carryover Section 338 election could be applicable;

        (vii) the Company is not subject to withholding under Section 1445 of the Code with respect to any transfer of any "United
    States real property interest"; and

        (viii) No property of the Company is subject to any arrangements (including, but not limited to, a lease) whereby ownership of such property has been transferred, for tax purposes, to another person, under provisions of any applicable law.


    Notwithstanding the duration of the indemnification set forth in
Article X hereof, the representations and warranties set forth in Section
3.17 shall survive for the shorter of the statute of limitations applicable to the subject matter of the representation and warranty, or for one (1) year.

    SECTION 3.18. PROSPECTUS. The information with respect to the Company that the Company furnishes to Buyer or Merger Subsidiary and expressly identified for use in the Form S-3 (as defined in Section 6.03) will not at the time that the Form S-3 becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

    SECTION 3.19. BROKERS FEES. The Company represents and warrants to Buyer that neither the Company nor its shareholders has dealt with any agent, finder, broker, or other representative in any manner which could result in any party being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the transaction described herein.

    SECTION 3.20. AGREEMENTS AND CONTRACTS. Schedule 3.20 sets forth a list of each material contract, agreement, lease, option, instrument, obligation or commitment to which the Company is a party (the "Agreements"), other than: (i) contracts for the purchase of inventory or services, the aggregate purchase price under any one of which does not exceed $100,000.00; (ii) contracts for the sale of inventory or services, the aggregate sales price under any one of which does not exceed $100,000.00, and under all of which do not exceed $200,000.00 per customer; and (iii) other contracts involving total payments of under $50,000.00. Schedule 3.20 specifies the name and address of each party to such Agreement and the subject matter thereof. Each Agreement listed in Schedule 3.20 is binding on the Company and, to the best of Company's knowledge, is binding on the other party thereto. The Company is not in default and, to the best of its knowledge, no other party is in default under any such Agreement, and no party to any such Agreement has given notice to any other party thereto that the latter is in default thereunder.

    SECTION 3.21. ACCOUNTS AND NOTES RECEIVABLE. All of the accounts and notes receivable to be reflected on the Closing Balance Sheet arose in the ordinary and usual course of business, represent valid obligations due the Company, are fully collectible, except to the extent reserved for on the Closing Balance Sheet, and Company is not aware of any account that is subject to counterclaim or setoff. As of October 31, 1994, the Company had a fully adequate reserve, in accordance with GAAP, with respect to uncollectible accounts; and similarly fully adequate reserves will have been established for accounts receivable arising after October 31, 1994, and as of the date of the Closing Balance Sheet, with respect to the collectibility of accounts.

    SECTION 3.22. TRADE NAME OF THE COMPANY. The Company is, and shall be at Closing, authorized to conduct business as "Kirk Paper Corporation" or "Kirk Paper Company" and any other names by which it currently does business, and is not aware of the right of any other entity to operate under those designations, styles, or names, or that has the full and exclusive right to use said names. The shareholders of the Company shall not, after the date of Closing, use, attempt to use, or do business under, the name "Kirk Paper Company", or any other name under which the Company presently does, or within three (3) years prior to this Agreement did, business.

    SECTION 3.23. COMPANY LOGO AND TRADEMARKS. To its knowledge, the Company has the exclusive right to use the "Kirk Paper Company" logo. The shareholders of the Company shall not, after the date of Closing use or attempt to use the "Kirk Paper Company" logo.

    SECTION 3.24. INVENTORY. The Company represents that as of the Effective Time, all Inventory of the Company shall be free and clear of any Liens (except as reflected in the closing financial statements prepared as of December 29, 1994, or schedules thereto, or which arose in the ordinary and regular course of business), shall not be damaged nor obsolete, and shall be saleable in the ordinary course of business subsequent to the Effective Time, except for such items of Inventory identified in Schedule 3.24 as slow-moving, obsolete, outdated or damaged, and except as reserved for on the Closing Balance Sheet. The quantities and each type of Inventory are not excessive, but are at reasonable levels in the present circumstances of the Company. Notwithstanding that Shareholder Equity will reflect Inventory at FIFO cost, for purposes of determining the Merger Consideration, as provided in Section 1.02(b), the Closing Balance Sheet shall reflect Inventory at LIFO cost. The Company represents that the Shareholder Equity will be based on Inventory at FIFO cost, adjusted for obsolete, damaged and slow-moving inventory, as determined from criteria to be applied, as determined by Company, the Trust and Buyer, and shall be further adjusted to reflect unrealized profit from intercompany sales from Company to any of its operating divisions.

    SECTION 3.25. SUBSIDIARIES. The Company has no subsidiaries, except as disclosed herein.

    SECTION 3.26. GENERAL REPRESENTATIONS AND WARRANTIES. No representation or warranty made by the Company in this Agreement, and no statement made by the Company in any certificate or schedule furnished in connection with this Agreement and the transaction herein contemplated, contains any untrue statement of a fact or omits to state any fact necessary to make such representation or warranty or any such statement not misleading.

    SECTION 3.27. CUSTOMERS AND SUPPLIERS. Schedule 3.27, containing customers and suppliers to the Company, for the twelve-month period ending December 31, 1993, lists: (i) the name of each customer of the Company that accounted for revenues from the sale of products (indicating the general type of product sold) or the lease or rental of equipment

(indicating the general type of equipment leased or rented) exceeding $100,000.00 during such twelve-month period, and (ii) the name and aggregate purchases from each supplier of goods or services to the Company (indicating the general type of goods or services supplied) from which aggregate purchases exceeded $250,000.00 during such twelve-month period. Except as set forth in Schedule 3.27, the Company has not received notice of intent to terminate the relationship with any customer or supplier listed on Schedule 3.27.

    SECTION 3.28. ABSENCE OF PROCEEDINGS. To the best of Company's knowledge, no action or proceeding has been instituted against the Company or any of the shareholders of the Company before any court or other governmental body by any person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    SECTION 3.29. NO BREACH. Except as disclosed in Schedule 3.29, the execution of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, agreement or other instrument to which the Company is a party or by which the Company may be bound or affected, which default or breach will restrict the ability of the Company to consummate the transactions contemplated hereby, adversely affect the business of the Company, nor give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or cancel, eliminate or modify any contract, nor result in a violation by the Company of any state, local or other law, regulation, judgment, order or rule in any of the foregoing events.

    SECTION 3.30. LIABILITIES. The Company has no material liabilities, contingent or otherwise, except those to be reflected in the closing financial statements as of December 29, 1994 to be included in Schedule
3.09 hereto (which liabilities are required by GAAP to be reflected in such financial statements), or except those shown in other Schedules to this Agreement, other than current liabilities incurred in the ordinary and usual course of business since December 31, 1993, that are not required to be reflected on the Closing Balance Sheet according to GAAP, or which are permitted under this Agreement.

    SECTION 3.31. All Schedules to this Agreement are attached hereto and incorporated as if set forth herein.

    SECTION 3.32. There are no prepayment penalties associated with the Company's long-term debt (or bank debt).

    SECTION 3.33. All of the representations and warranties of the Company shall be true and accurate as of the Closing.

                                  ARTICLE IV


                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to the Company and to the Trust that:

    SECTION 4.01. ORGANIZATION AND EXISTENCE. Each of the Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities. The copies of the Buyer's and Merger Subsidiary's articles of incorporation and bylaws previously furnished to the Company are true and correct.

    SECTION 4.02. AUTHORITY AND APPROVALS. Each of the Buyer and Merger Subsidiary has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the Merger. All corporate acts and proceedings required to be taken by or on the part of Buyer and Merger Subsidiary to authorize it to execute, deliver and perform this Agreement and to consummate the Merger have been duly and validly taken, and no approval of Buyer's or Merger Subsidiary shareholders is required in connection herewith. This Agreement constitutes the valid and binding agreement of Buyer and Merger Subsidiary enforceable against each of them in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general application, relating to or affecting creditors rights and to general equity principles.

    SECTION 4.03. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the agreement of merger and related documents in accordance with the California Law, (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirement of the 1933 Act; (iv) compliance with any state securities or blue sky laws; and (v) approval of the NYSE to list Buyer Stock subject to the official notice of issuance. The Buyer is an "Accredited Investor" as defined in the 1933 Act and the rules and regulations thereunder and is acquiring the stock of the Company by merger for investment purposes and not with a view to the sale or distribution thereof.

    (b) No consent, approval, waiver or other action by any person (other than the governmental authorities referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which Buyer or Merger Subsidiary is a party or by which they are bound is required or necessary for the execution, delivery and performance of this Agreement by Buyer or Merger Subsidiary or the consummation of the Merger, except for such consents, approvals or actions as may be required by the NYSE in connection with the listing of shares of Buyer Stock thereon.

    SECTION 4.04. NO CONFLICT. The execution, delivery and performance of this

Agreement by Buyer and Merger Subsidiary do not, and the consummation by Buyer and Merger Subsidiary of the Merger will not, (i) violate or conflict with the certificate of incorporation or bylaws or equivalent governing instruments of Buyer or Merger Subsidiary, (ii) violate or conflict with any law or governmental regulation currently applicable to Buyer or Merger Subsidiary or any agreement or instrument, or currently applicable award, judgment or decree, to which Buyer or Merger Subsidiary is a party or by which it is bound, or
(iii) give rise to any right of termination, cancellation or acceleration of any right of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled.

    SECTION 4.05. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company, any of its shareholders, or any of its affiliates in connection with the transaction described in this Agreement.

    SECTION 4.06. BROKERS FEE. Neither Buyer, Merger Subsidiary, nor anyone acting on their behalf has any liability to any broker, finder or agent or has agreed to pay any brokerage commission with respect to the transactions contemplated by this Agreement.

    SECTION 4.07. FINANCIAL INFORMATION. The consolidated financial statements (including any related notes or schedules) in the Buyer's 10-K and the Buyer's 10-Q fairly present, in conformity with generally accepted accounting principles consistently applied (except as disclosed in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of such date and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements contained in Buyer's 10Q).

    SECTION 4.08. SEC FILINGS. (a) Buyer has delivered to the Company (i) its annual report on Form 10-K for its fiscal year ended December 31, 1993 ("Buyer's 10K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1994, June 30, 1994, and September 30, 1994 ("Buyer's 10Q"), (iii) its proxy statement relating to the meeting of the Shareholders held on May 10, 1994, and (iv) all of its other reports or registration statements filed with the SEC since December 31, 1992 (all such documents referred to in clauses (i)-(iv) being referred to herein as "Buyer's SEC Reports").

    (b) As of its filing date, each such report or statement filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (c) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act when such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (d) Buyer is eligible to file the S-3 registration statement referred to in
Section 6.03 below with respect to the resale by the Trust and its transferees of the Shares of Buyer Stock issued as a result of the Merger and constituting the Merger Consideration.

    (e) Buyer is, and agrees to remain at all times hereafter, in compliance with the Rule 144 availability requirements.

    (f) The S-3 registration statement, including the prospectus contained therein, will not contain any misstatements or omissions.

    (g) Merger Subsidiary is Buyer's wholly-owned subsidiary.

    (h) The issuance of Buyer Stock will comply with federal and state securities laws.

    SECTION 4.09. CAPITALIZATION. (a) As of September 30, 1994, the authorized and outstanding capital stock of Buyer is as described in Buyer's l0-Q.

    (b) A11 outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since September 30, 1994 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Buyer, (ii) no securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer, and (iii) no options or other rights to acquire from Buyer, and no obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for Buyer Stock.

    (c) The shares of Buyer Stock to be issued in the Merger pursuant to Article I hereof have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, fully voting common stock of Buyer, with no personal liability attaching thereto and will not be subject to preemptive rights.

    SECTION 4.10. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer herein or in any certificate or other writing delivered by Buyer pursuant hereto or in connection with the Merger do not contain any untrue statement of a material fact or, taken together, omit to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which made, and will remain accurate as of the Effective Time.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

    The Company agrees that:


    SECTION 5.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course, consistent with past practice, and will use all reasonable efforts (which shall not involve the payment of money) to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time (or such other time as may be specified therein) except as specifically approved by Buyer as to each particular act:

    (a) except for those assets listed on Schedule 5.01 hereto, the Company will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company;

    (b) the Company will not amend or alter any term of any outstanding security of the Company except to the extent required to implement the terms of this Agreement;

    (c) the Company will not (i) incur, assume or guarantee any debt for borrowed money other than in the ordinary course of business, on terms consistent with past practices pursuant to the Company's loan agreement listed in Schedule 3.09; (ii) issue or sell any securities convertible into or exchangeable for debt securities of the Company; or (iii) issue or sell any options or other rights to acquire from the Company, directly or indirectly, any debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

    (d) the Company will not create, assume or incur any Lien;

    (e) the Company will not make any loan, advance to or investment in any person other than loans, advances or contributions to or investments of excess cash made in the ordinary course of business consistent with past practices;

    (f) the Company will not issue or sell any shares of Common Stock and the Company will not redeem, repurchase or otherwise acquire shares of capital stock or other ownership interest in or other securities of the Company;

    (g) other than in the ordinary course of business in a manner consistent with past practice, the Company will not enter into any transaction, contract or agreement, make any commitment relating to its assets or business (including the acquisition or disposition of any substantial assets), relinquish any material contract or other right of the Company or make any change in its operations that is material to the Company other than those contemplated by this Agreement;

    (h) the Company will not adopt any change in any method of accounting or accounting practice used by the Company other than by reason of a concurrent change in generally accepted accounting principles;

    (i) the Company will not (i) grant or make any severance or termination payments to any employee of the Company, except under outstanding agreements;

(ii) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of the Company, not consistent with the policies of the Company as currently in force;

    (j) the Company will not amend its articles of incorporation or bylaws;

    (k) the Company will not merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entirety or liquidate, dissolve or otherwise reorganize or seek protection from creditors;

    (l) the Company will not take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to (i) affect adversely the tax free nature of the Merger or the treatment thereof as a "pooling of interest" for accounting purposes, or (ii) cause any of the representations and warranties in Article III to be inaccurate in any respect at or as of any time prior to the Effective Time;

    (m) the Company will have used all its reasonable efforts to obtain, prior to the Effective Time and, in the event such consents are not obtained as of the Effective Time, shall thereafter continue to use its best efforts to obtain from its lessors of real property leases, a list of which is set forth in
Schedule 5.01(m) of this Agreement, said lessors consents (if required), in the manner required in said leases, to the Merger;

    (n) the Company shall use its best efforts to obtain from its lessors of personal property consents, if required, to the Merger; and

    (o) the Company shall use all its best efforts to obtain consents to the Merger from the lessors of and, where required, from the mortgagees, under the agreements listed in Schedules 3.03, 3.29, or the other schedules hereto that require the consent of a third party.

    SECTION 5.02. ACCESS TO INFORMATION. The Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access on reasonable notice during normal business hours to the offices, properties, books and records of the Company and will furnish to Buyer, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder and such investigation shall be conducted in a reasonable manner and so as not to interfere with the normal business operations of the Company.


    SECTION 5.03. OTHER OFFERS. (a) The Company will promptly notify Buyer after receipt of any offer or indication that any person is considering making an offer with respect to an Acquisition Proposal (as hereinafter defined) or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any person that may be considering making, or has made, an offer with respect to an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such offer, indication or request. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the Merger.

    (b) From the date hereof until the termination hereof, the Company, and the officers of the Company and the Subsidiaries will not and the Company will use its all reasonable efforts to cause its directors, employees and agents not to, directly or indirectly, subject to the directors' fiduciary obligations under applicable law, (A) take any action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal, (B) engage in negotiations with, or disclose any non-public information relating to the Company or (C) afford access to the properties, books or records of the Company to, any person that may be considering making, or has made, an offer with respect to an Acquisition Proposal.

    SECTION 5.04. NOTICE OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

        (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

        (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.06 or which relate to the consummation of the Merger.

    SECTION 5.05. CONFIDENTIALITY. The Company will hold, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer and its subsidiaries furnished to the Company in connection with the Merger, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Company, (ii) in the public domain through no fault of the Company, or (iii) later lawfully acquired by the Company from sources other than Buyer; provided that the Company may disclose such information to its officers, directors, employees, consultants, advisors and agents in connection with the Merger so long as such persons are informed by the Company of the confidential nature of such information and are directed by the Company to treat such information confidentially. The Company's obligation to hold such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. If this Agreement is terminated, such confidence shall be maintained and the Company will, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to, destroy or deliver to the Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company or on its behalf from the Buyer in connection with this Agreement that are subject to such confidence.

    SECTION 5.06. BOOKS AND RECORDS. The Company agrees that any of its books and records which are not delivered to Buyer at the Closing shall be maintained and made available to Buyer for a period of four (4) years following the Closing, and thereafter the Company agrees to provide Buyer with 90 days' advance notice of any destruction of such books and records and an opportunity to remove or copy those to be destroyed.

    SECTION 5.07. RULE 145 AFFILIATES. Prior to the Effective Time, the Company shall identify all persons who are deemed to be "affiliates" of the Company for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). The Company shall use its best efforts to cause each person who is identified as a 1933 Act Affiliate to enter into prior to the Effective Time an agreement substantially in the form of Exhibit A to this Agreement.

                                  ARTICLE VI

                              COVENANTS OF BUYER

    Buyer agrees that:

    SECTION 6.01. CONFIDENTIALITY. Buyer will hold, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer in connection with the Merger, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer,
(ii) in the public domain through no fault of Buyer, or (iii) later lawfully acquired by Buyer from sources other than the Company; provided that Buyer may disclose such information to its officers, directors, employees, consultants, advisors and agents, lenders and other investors in connection with the Merger so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information as if the Buyer were not a public company subject to SEC disclosure and filing requirements. If this Agreement is terminated, such confidence shall be maintained and Buyer will, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

    SECTION 6.02. OBLIGATIONS OF MERGER SUBSIDIARY. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    SECTION 6.03. FORM S-3. As soon as practicable after the date hereof, but in no event later than March 15, 1995, Buyer shall prepare and file with the SEC a Registration Statement on Form S-3 with respect to the Merger and the resale of the Buyer Stock, and/or any other securities constituting a part of the Merger Consideration (the "Form S-3"), and shall use its best efforts to have the Form S-3 declared effective by the SEC as soon as practicable thereafter. The Form S-3 shall contain all information required under the 1933 Act and the applicable rules and regulations promulgated thereunder.

    Exhibit "B" attached hereto and incorporated herein contains various additional representations and agreements of Buyer concerning its filing and registration with the SEC of the Form S-3 with regard to the Merger and Buyer Stock.

    SECTION 6.04. STOCK EXCHANGE LISTING. Buyer shall cause the shares of Buyer Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

    SECTION 6.05. NO ACTION. Buyer will not, and will not permit any of its subsidiaries to (i) take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to (a) affect adversely the tax-free nature of the Merger, (b) affect adversely the treatment thereof as a "pooling of interests" for accounting purposes, or (c) cause any of the representations and warranties in Article IV to be inaccurate in any respect at or as of any time prior to the Effective Time; or (ii) without adjusting the Merger Consideration accordingly, declare, set aside or pay any dividend or other distribution with respect to any shares of Buyer Stock, except for regular quarterly dividends.

    SECTION 6.06. Approval of the shareholders of Buyer shall not be required.

                                  ARTICLE VII

                      COVENANTS OF BUYER AND THE COMPANY

    The parties hereto agree that:

    SECTION 7.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement and to the fiduciary obligations of the Company's directors under applicable law, each party will use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger as soon as practicable after the satisfaction of the conditions set forth in Article VIII hereof.

    SECTION 7.02. CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Form S-3, and (b) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the Merger and (c) in seeking any such actions, consensus, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Form S-3 and seeking timely to obtain any such actions, consents, approvals or waivers. In the event that a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, amended (the "Act"), each of the Company and Buyer will make any and all filings required to be made on its part under the Act. The Company and Buyer shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of the necessary filings or submissions under the provisions of the Act, and copies of any proposed submission prior to filing. Buyer agrees to pay any and all filing fees in connection with such filing and any fees and expenses in obtaining such approval.

    SECTION 7.03. PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Merger and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    SECTION 7.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to best, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER

    SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of each of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (i) this Agreement shall have been adopted by the shareholders of the Company in accordance with the California Law and the bylaws and articles of incorporation of the Company;


        (ii) any applicable waiting period under the HSR Act that may pertain to the Merger shall have expired;

        (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

        (iv) all consents under agreements which are required shall have been obtained.

    SECTION 8.02. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

        (i) Buyer and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time;

        (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement (except for representations and warranties specifically relating to a time or times other than the date of this Agreement which shall have been true and correct in all material respects at such time or times), and as of the Effective Time as if made at and as of such time;

        (iii) the Company shall have received a certificate signed by an officer of Buyer to the effect set forth in clauses (i) and (ii) of this Section;

        (iv) the Company shall have received all documents it may reasonably request relating to the existence of Buyer and Merger Subsidiary and their corporate authority for this Agreement, all in form and substance satisfactory to the Company;

        (v) the Company shall have received an opinion of James W. Guedry, Esquire, counsel to Buyer and Merger Subsidiary, in the form of Exhibit C to this Agreement;

        (vi) the Company shall have received an opinion from its tax counsel or accountants to the effect that the Merger will constitute a tax-free reorganization under the Code;

        (vii) the NYSE shall have listed, subject to official notice of issuance, the shares of Buyer Stock to be issued to the shareholders of the Company pursuant to the Merger;

        (viii) since the date hereof, there shall have been no material adverse change in the condition (financial or otherwise), business or results of operations of Buyer, taken as a whole;


        (ix) all actions by or in respect of, or filings with, any governmental body, agency, official or authority referred to in Section 3.03(a) or required to permit the consummation of the Merger, shall or have been taken, made or obtained, and the Company shall have received, or be satisfied that it will receive evidence of, such actions.

    SECTION 8.03. CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUBSIDIARY. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

        (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement (except for representations and warranties specifically relating to a time or times other than the date of this Agreement which shall have been true and correct in all material respects at such time or times), and as of the Effective Time as if made at and as of such time;

        (iii) Buyer shall have received a certificate signed on behalf of the Company by the President of the Company to the effect set forth in clauses
    (i) and (ii) of this  Section;

        (iv) all actions by or in respect of, or filings with, any governmental body, agency, official or authority referred to pursuant to Sections 3.03(a) or required to permit the consummation of the Merger so that the Surviving Corporation shall be able to continue to carry on the business of the Company substantially in the manner now conducted shall have been taken, made or obtained and Buyer shall have received or be satisfied that it will receive evidence of all such actions;

        (v) Buyer shall have received an opinion of Tuttle & Taylor, counsel to the Company, in the form of Exhibit D to this Agreement;

        (vi) no court, arbitrator or governmental body, agency or official shall have issued any order restraining or prohibiting the effective operation of the business of the Company after the Effective Time and no proceeding challenging this Agreement or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted and be pending;

        (vii) since the date hereof, there shall have been no material adverse change in the condition (financial or otherwise), business, operations or results of operations of the Company.

                                  ARTICLE IX


                                  TERMINATION

      SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the shareholders of the Company);

        (i)   by mutual written consent of the Company and Buyer;

        (ii) by either the Company or Buyer, if there has been a material misrepresentation or breach of warranty on the part of the other party in the representations and warranties contained herein;

        (iii) by either the Company or Buyer, if the Merger has not been consummated by December 31, 1994; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

        (iv) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

        (v) by Buyer, if any change has occurred since the date hereof which has caused, or is reasonably likely to cause, a material adverse effect on Company;

        (vi) by the Company, if any change has occurred since the date hereof which has caused, or is reasonably likely to cause, a material adverse effect on the Buyer.

    SECTION 9.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 5.06 and 6.01 shall survive the termination hereof.

                                   ARTICLE X

                                INDEMNIFICATION

    SECTION 10.01. (a) For a period of one (1) year from the Closing, the Company and the Trust agree to Indemnify and hold harmless Buyer from and against any and all demands, claims, actions, assessments, damages, liabilities, losses, costs and expenses (including but not limited to reasonable attorneys' fees, interest and penalties) with respect to, or arising out of, any misrepresentation, breach of warranty or nonfulfillment of any covenant by the Company under this Agreement pertaining to the period up to the Closing, including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, written statement, certificate, report or other document furnished or to be furnished to the Buyer pursuant to this Agreement. Buyer shall have no right to recover for any and all breaches of the representations, warranties and covenants of the Company contained herein until the aggregate amount of the damages suffered by the Buyer from all such breaches shall have exceeded the threshold amount of $50,000, in which case Buyer may recover any amount of damages so suffered. In addition, Buyer shall not assert any claim or commence any action for breach of any representation, warranty or covenant contained herein, unless the amount of its damage in respect of any such breach exceeds $5,000. In the event of any successful claim asserting a breach of representation, warranty or covenant by the Company which is required to be satisfied by the Company or the Trust hereunder, the claim may be satisfied by delivery by the Company or the Trust to the Buyer of shares of Buyer Stock in an amount equal to the result obtained by dividing the amount of such damage by the Transaction Share Price used in determining the number of shares of Buyer Stock delivered at Closing, or in cash. Notwithstanding anything in the Agreement to the contrary, the maximum indemnification shall be the Merger Consideration.

    (b) If any claim is asserted by a third party against an Indemnified Party that is claimed by it to be the basis for a right of indemnification pursuant to this Article X, Indemnified Party shall promptly notify Indemnifying Party, in writing, of such claim and whether or not it has elected to contest the same. Indemnified Party may, but shall not be obligated to, contest the claim, but if Indemnified Party elects to so contest the claim, Indemnifying Party shall be permitted to participate on an equal basis in the contest at its own expense. If Indenmified Party elects not to contest the claim, and if within thirty (30) days after Indemnified Party has given Indemnifying Party written notice of such claim Indemnifying Party shall have failed either to cause such claim so asserted to be discharged or to notify Indenmified Party of Indemnifying Party's election to contest such claim, then the full amount of such claim shall forthwith be conclusively held to be covered by the indemnity provided in Section 10.01 or 10.02 hereof. However, if Indemnifying Party notifies Indemnified Party in writing within such thirty (30) day period that it disputes Indemnified Party's assertion that such claim is the basis for indemnification, then the amount of such claim shall not be payable, except when, after, and to the extent, it is determined by the final judgment, unappealed and unappealable by failure to appeal or otherwise, of a court of competent jurisdiction, or by the agreement of the parties hereto, that such claim is the basis for indemnification. If Indemnifying Party elects to contest any such claim and give proper notice thereof, Indemnifying Party shall contest the claim at its own expense, shall indemnify and hold harmless Indemnified Party from and against any liability, loss, damage, cost or expense (including attorneys' fees) in connection with such contest, including, without limitation, any loss by reason of any attachment, execution, distraint, judgment, lien or other legal process. Indemnity shall be deferred until thirty (30) days after the final determination of any such contest by a final judgment, unappealed and unappealable by failure to appeal or otherwise, of a court of competent jurisdiction, or by the agreement of the parties hereto.

    (c) At any time after the commencement of the defense by Indemnified Party of any claim referred to in Section 10.01(b) hereof, Indemnifying Party may request Indemnified Party in writing to abandon such contest or agree to the payment or compromise by Indemnifying Party of the asserted claim, whereupon such action shall be taken unless Indemnified Party determines to continue the contest and so notifies Indemnifying Party in writing within thirty (30) days following such written request. In such case, Indemnifying Party shall not be liable under the provisions of Section 10.01 hereof for any excess of such claim over and above the amount which the other party to the contest shall have agreed in writing to accept in payment or compromise as of the time Indemnifying Party made its request therefor to Indemnified Party.

    (d) The time period in this Article X pertaining to indemnification notwithstanding, the indemnification by Company and the Trust of Buyer for tax audits, liens and liabilities shall be the shorter of the applicable statute of limitations or one (1) year.

    (e) Any claims by the Buyer against the Company or the Trust pursuant to this Article X, shall be first satisfied out of the Buyer Stock that is the subject of the Escrow as set forth in Article XI.

    SECTION 10.02. For a period of one (1) year from the Closing, the Buyer agrees to indemnify and hold harmless the Company, the Trust and the Trustee from and against any and all demands, claims, action, assessments, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees, interest and penalties) with respect to, or arising out of, any misrepresentation, breach of warranty or non-fulfillment of any covenant by the Buyer or the Merger Subsidiary under this Agreement, including, without limitation, any material misrepresentation in, or omission from, any schedule, exhibit, written statement, certificate, report or other document, including, but not limited to, Buyer's SEC reports, furnished or to be furnished to the Company or the Trust pursuant to this

Agreement. Notwithstanding the foregoing, (i) Buyer's indemnification and hold harmless obligations with respect to its agreements, representations and warranties pertaining to the Form S-3 shall not expire, and (ii) Buyer's indemnification and hold harmless obligations with respect to any other covenant to be performed by Buyer after the Closing shall not expire.

                                  ARTICLE XI

    The provisions of Sections 1.02, 1.03 and 1.05 of this Agreement notwithstanding, Buyer shall hold in escrow (the "Escrow"), as trustee, a number of shares of Buyer Stock having a value as of the Effective Time of Five Million and 00/100 Dollars ($5,000,000.00) (and determined by dividing Five Million and 00/100 Dollars ($5,000,000.00) by the Transaction Share Price), from the Preliminary Merger Consideration to be exchanged, as an escrow against the Company's representations and warranties in Article III, and as a non-exclusive means of satisfying claims by Buyer against the Indemnification, as set forth in Article X.

    The Escrow shall be disbursed as follows:


    (a) Six (6) months after the Closing, a number of Shares of Buyer Stock having a value as of the Closing Date of Two Million and 00/100 ($2,000,000.00) shall be payable to the Trust, less the amount of any claims against the Escrow at that time agreed to by the parties, or that Buyer otherwise is entitled to pursuant to Article X, in the manner provided in Article X;

    (b) Twelve (12) months after Closing, the remaining Shares of Buyer Stock being held in Escrow shall be disbursed to the Trust, less any claims agreed to by the parties, or that Buyer otherwise is entitled to pursuant to Article X in the manner provided in Article X of this Agreement;

    (c) Any and all dividends declared and paid on the Buyer Stock that is held in Escrow shall be paid to the Trust, and not retained with the escrowed Buyer Stock, and the Trust shall have the right to vote the Buyer Stock that is held in Escrow;

    (d) In determining the number of Shares of Buyer Stock to be released (less claims), pursuant to subparagraph (a) of this Article XI, and for determining the number of Shares of Buyer Stock represented by any claim resolved in favor of the Buyer, the equivalent cash value of such claim shall be divided by the Transaction Share Price and the Trust shall not have the right to substitute collateral;

    (e) The Shares of Buyer Stock to be held in Escrow shall be evidenced by a certificate or certificates issued in the name of the Trust; and

    (f) The Trust's right to receive escrowed shares of Buyer Stock shall not be transferable except by operation of law.

                                  ARTICLE XII

                                 MISCELLANEOUS

    SECTION 12.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including by facsimile or similar writing) and shall be given,

    if to Buyer or Merger Subsidiary, to:

        Thomas E. Costello, Vice President
        International Paper Company
        50 East RiverCenter Boulevard
        Suite 700
        Covington, KY 41011
        Facsimile: (606) 655-2141

    with a copy to:

        John P. Fonzo, Esq.
        International Paper Company
        50 East RiverCenter Boulevard

        Suite 700
        Covington, KY 41011
        Facsimile: (606) 431-4138

    if to the Company, to:

        Mr. William Close
        Kirk Paper Company
        7500 Amigos Avenue
        Downey, CA 90242

    with a copy to:

        C. David Anderson, Esq.
        Tuttle & Taylor
        355 South Grand Avenue
        Los Angeles, CA 90071-3101
        Facsimile: (213) 683-0225

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this section.

    SECTION 12.02. SURVIVAL OF REPRESENSATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Effective Time for a period of one (1) year (except for the shorter period specified in Section 10.01(d)), and thereafter no action shall be filed thereon. However, Buyer's representations and warranties contained herein regarding the Form S-3 shall not expire.

    SECTION 12.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Trust, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the holders of any Shares of capital stock of the Company.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any right to injunctive relief.

    SECTION 12.04. EXPENSES; FEES. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, will be paid by the party incurring such costs and expenses. Such costs, fees and expenses incurred on behalf of the Company, but remaining unbilled as of the Effective Time, will be paid for by the Trust despite the bill or statement issuing in the name of the Company, unless such costs, fees and expenses are reflected as liabilities on the Closing Balance Sheet.

    SECTION 12.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

    SECTION 12.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York except for matters governed by California Law.

    SECTION 12.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

                                       INTERNATIONAL PAPER COMPANY

                                       By: /s/ Thomas E. Costello
                                       Name: Thomas E. Costello
                                       Title: Vice President


                                       IPK ACQUISITION CORP.

                                       By: /s/ John P. Fonzo
                                       Name: John P. Fonzo
                                       Title: Assistant Vice-President


                                       KIRK PAPER CORPORATION

                                       By: /s/ William M. Close
                                       Name: William M. Close
                                       Title: Chief Executive Officer



                                       KIRK PAPER, ARIZONA INC.

                                       By: /s/ William M. Close
                                       Name: William M. Close
                                       Title: President


                                       W. AND H. CLOSE LIVING TRUST

                                       By: /s/ William M. Close
                                       Name: William M. Close
                                       Title: Trustee